3150 Holcomb Bridge Road
Norcross, Georgia 30071
May 7, 2004

Media Billing, L.L.C.
11 Penn Plaza, 12th Floor
New York, NY 10001
ATTN: President – Media Billing

Claude Bertin
Executive Vice President
Penthouse International, Inc.
2200 S.W. 10th Street,
Deerfield Beach, Florida 33442

Dear Sirs:

        We have reviewed the Current Report on Form 8-K filed by Penthouse International, Inc., the parent of Media Billing, L.L.C. (the “Penthouse 8-K”), in which Penthouse referenced the obligations of Media Billing and Dr. Luis Enrique Fernando Molina G. under or related to that certain Member Interest Purchase Agreement dated as of March 22, 2004 by and among Media Billing, Internet Billing Company, LLC (“iBill”), and InterCept. As part of the consideration for the purchase, Media Billing delivered to InterCept a promissory note in the original principal amount of $793,749.00, due March 30, 2004. Including interest, Media Billing now owes InterCept $804,970.27 on the note. The note bears interest at the default rate of 12% per annum ($260.96 per day) and specifically waives any right of set-off.

        Under the iBill purchase agreement, Media Billing was obligated to cause First Data Merchant Services, Inc. to release InterCept’s $3,000,000 letter of credit securing iBill’s obligations under certain processing agreements on or before April 20, 2004. Because Media Billing failed to do so, it became obligated to pay InterCept $3,000,000.00 but has not done so. On May 5, 2004, First Data drew upon the letter of credit in full.

         Dr. Luis Enrique Fernando Molina G. personally guaranteed the above obligations of Media Billing. To date, Dr. Molina has failed to repay the obligations.

        After repeated unsuccessful attempts by InterCept to reach executives of Media Billing and Penthouse to discuss Media Billing’s defaults and plans to cure them, our counsel sent a demand letter to you and your counsel, and to Dr. Molina’s counsel, on April 21, 2004. To date, we have received no written response and only unsatisfactory responses by telephone.

        The Penthouse 8-K also referenced a letter dated April 21, 2004 that threatened a lawsuit against iBill, as well as a Department of Justice inquiry. (Although we were unaware of the threatened lawsuit until April 21, we disclosed the Department of Justice inquiry to you in the schedules to the iBill purchase agreement.) Indemnification is your exclusive remedy for any claim against InterCept under the iBill purchase agreement, but you have given no notice of a claim for indemnification. Although InterCept may be obligated to indemnify Media Billing with respect to specified pre-closing litigation and other proceedings that include certain aspects of the Department of Justice inquiry, we deny that we are obligated to indemnify you for the litigation threatened in April. We further note that the iBill purchase agreement imposes no duty on us to secure our indemnification obligations.

        In summary, notwithstanding that Media Billing:

(a)	has no right of set-off on the note;

(b)	has failed to make any claim for indemnification under the iBill purchase agreement, its exclusive remedy,

(c)	received notice of the Department of Justice inquiry in the schedules to the iBill purchase agreement;

(d)	has no right, contractual or otherwise, to demand that InterCept secure its indemnification obligations, and

(e)	has to date refused to meet with InterCept or even discuss a resolution of its defaults,

Media Billing has “taken the position that until a potential outcome is determinable or InterCept posts adequate collateral to secure its indemnification obligations, [Media Billing] will withhold payments under the Purchase Agreement.” (See Penthouse Form 8-K.)

        We believe the assertions in the Penthouse 8-K are merely a transparent attempt to excuse your failure to comply with your contractual obligations. If Media Billing does not cure its defaults or propose some other acceptable solution, InterCept will have no alternative but to take legal action to protect its rights.

Sincerely,

    /s/   John W. Collins
John W. Collins
Chairman of the Board and Chief Executive Officer

cc:      Mr. Charles Samel (via electronic mail)
           Dr. Luis Enrique Fernando Molina G.